Exhibit 15.2

[Letterhead of Commerce & Finance Law Offices]

April 25, 2014

AirMedia Group Inc.
17/F, Sky Plaza, No. 46 DongZhimenwai Street
Dongcheng District
Beijing, 100027
People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under “Item 3. Key Information—D. Risk Factor” and “Item 4. Information on the Company—B. Business Overview—Regulation” in AirMedia Group Inc.’s Annual Report on Form 20-F for the year ended December 31, 2013, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2013.

Yours faithfully,
/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices